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                                                     Rule 424(b)(3)
                                                     Registration No. 33-60071



PRICING SUPPLEMENT NO. 20  DATED January 18, 1996
TO PROSPECTUS DATED JULY 14, 1995 AND PROSPECTUS SUPPLEMENT DATED JULY 19, 1995

                             SARA LEE CORPORATION
                        Medium-Term Notes, Series C
                                 (Fixed Rate)

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
Principal Amount:  $25,000,000               Issue Date: January 23, 1996
Issue Price: 97.038                          Stated Maturity: January 23, 2006
Commission of Selling Agents: Nil            Specified Currency: U.S. Dollars
Net Proceeds to Issuer: $20,259,500          Form:  X  Global
Interest Rate: 5.60%                               ___ Certificated
Selling Agents: Lehmon Brothers
Trade Date: January 18, 1996
 .....................................................................................................

Interest Payment Dates:                      Amortizing Notes:
   X  As specified in Propectus Supplement     ___ Yes
  ___ Other (specify) ___________________       X  No
Regular Record Date:                           Each payment of principal of, and interest on,
   X  As specified in Prospectus Supplement    the Notes will be made:
  ___ Other (specify) ___________________              ___ Quarterly
Original Issue Discount Note:                           X  Semiannually
  ___ Yes  X No                                        ___ Other (specify) _______________________
Original Issue Discount ____________%          Interest rate may be reset: ___ Yes  X  No
Yield to Maturity: _________________%          Terms of reset:
Repurchase Price (for Discount Securities):    Redemption Information:

                                               Repayment Information
Other Provisions:
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The aggregate principal amount of this offering is U.S. $25,000,000 and relates only to Pricing
Supplement No. 20.   Medium-Term  Notes, Series C, may be issued by the Company in the aggregate principal amount of up to U.S. $600,000,000 or the equivalent in foreign currencies or foreign currency units.  To date, including this offering, an aggregate of U.S. $233,000,000 or the equivalent in foreign currency or foreign currency units of Medium-Term Notes, Series C, have been issued.
 .....................................................................................................
    TYPE OF SALE:                                 IF PRINCIPAL TRANSACTION, REOFFERING AT:
___ As Agent                       X  varying prices related to prevailing market prices at the time of resale
 X  As Principal                  ___ fixed public offering prices of _____________________% of Principal Amount
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[Insert additional tax disclosure, if necessary]